Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Third Quarter Fiscal 2024 Financial Results

~  Net Sales increased 7.8% ~

~  Earnings per Share increased 13.7% to $0.58 ~

~ Opened Record 24 new stores this quarter ~

HARRISBURG, PA – December 10, 2024 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the third quarter ended November 2, 2024.

Third Quarter Summary:

•	Total net sales increased 7.8% to $517.4 million.

•	Comparable store sales decreased 0.5% from the prior year increase of 7.0%.

•
The Company opened 24 new stores and closed three stores, including two permanent closures and one temporary closure related to Hurricane Helene, ending the quarter with 546 stores in 31 states, a year-over-year increase in store count of 8.1%.

•	Operating income increased 14.0% to $44.5 million and operating margin increased 50 basis points to 8.6%.

•	Net income increased 12.8% to $35.9 million, or $0.58 per diluted share.

•	Adjusted net income(1) increased 13.1% to $35.7 million, or $0.58 per diluted share.

•	Adjusted EBITDA(1) increased 17.0% to $59.8 million and adjusted EBITDA margin(1) increased 100 basis points to 11.6%.

(1)
As used throughout this release, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile our comparable GAAP measures to these non-GAAP measures.

“We had another great quarter and are pleased with our results. We delivered strong earnings on higher sales, gross margin, and disciplined expense control. We also took advantage of a number of real estate opportunities that strengthened our new store pipeline and enhanced our competitive positioning for the future,” said John Swygert, Chief Executive Officer.

“The transition of the CEO role and responsibilities is progressing as planned. Eric van der Valk will become CEO at the beginning of fiscal 2025. I have had an amazing 20 plus year career at Ollie’s and would like to thank each and every team member that has been part of our family. While proud of what we have accomplished, I am even more excited about our growth potential and positioning going forward. Our value proposition is clear, our deal flow is strong, and our ability to execute is as good as it’s ever been,” Mr. Swygert concluded.

Third Quarter Results

Net sales increased 7.8% to $517.4 million in the third quarter of fiscal 2024 as compared with net sales of $480.1 million in the third quarter of fiscal 2023.  The increase in net sales was the result of new store unit growth, partially offset by a comparable store sales decrease of 0.5%.

Gross profit increased 10.5% to $214.5 million in the third quarter of fiscal 2024 from $194.1 million in the third quarter of fiscal 2023. Gross margin increased 100 basis points to 41.4% in the third quarter of fiscal 2024 from 40.4% in the third quarter of fiscal 2023. The increase in gross margin was primarily driven by favorable supply chain costs, partially offset by lower merchandise margin from the higher mix of consumables.

Selling, general, and administrative expenses increased 9.0% to $154.5 million in the third quarter of fiscal 2024 from $141.7 million in the third quarter of fiscal 2023. The increase was primarily driven by higher selling expenses related to new store openings.  As a percentage of net sales, SG&A increased 40 basis points to 29.9% in the third quarter of fiscal 2024 compared to 29.5% in the third quarter of fiscal 2023, due to deleverage of fixed expenses associated with the decrease in comparable store sales.

Pre-opening expenses were $7.2 million in the third quarter of fiscal 2024 from $6.3 million in the third quarter of fiscal 2023 due to increased costs associated with the recently acquired former 99 Cents Only and Big Lots store locations, as well as timing of our planned new store openings.

Operating income increased 14.0% to $44.5 million in the third quarter of fiscal 2024 from $39.1 million in the third quarter of fiscal 2023.  Operating margin increased 50 basis points to 8.6% in the third quarter of fiscal 2024 from 8.1% in the third quarter of fiscal 2023.

Net income increased 12.8% to $35.9 million, or $0.58 per diluted share, in the third quarter of fiscal 2024 compared with net income of $31.8 million, or $0.51 per diluted share, in the third quarter of fiscal 2023. Adjusted net income(1) increased 13.1% to $35.7 million, or $0.58 per diluted share, in the third quarter of fiscal 2024 from $31.6 million, or $0.51 per diluted share, in the third quarter of fiscal 2023.

Adjusted EBITDA(1) increased 17.0% to $59.8 million in the third quarter of fiscal 2024  from $51.1 million in the third quarter of fiscal 2023.  Adjusted EBITDA margin(1) increased 100 basis points to 11.6% in the third quarter of fiscal 2024 from 10.6% in the third quarter of fiscal 2023. Adjusted EBITDA excludes non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents and short-term investments were $303.9 million as of the end of the third quarter of fiscal 2024 compared with cash and cash equivalents and short-term investments of $264.0 million as of the end of the third quarter of fiscal 2023. The Company had no borrowings outstanding under its $100 million revolving credit facility and $92.1 million of availability under the facility as of the end of the third quarter of fiscal 2024. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.6 million as of the end of the third quarter of fiscal 2024.

During the third quarter of fiscal 2024, the Company repurchased 169,359 shares of its common stock for $15.8 million. As of the end of the third quarter, the Company had $38.4 million of remaining capacity under its current share repurchase program.

Inventories as of the end of the third quarter of fiscal 2024 increased 14.1% to $607.3 million compared with $532.4 million as of the end of the third quarter of fiscal 2023, driven by new store growth and timing of receipts.

Capital expenditures were $31.0 million in the third quarter of fiscal 2024, primarily related to the development of new stores and the remodeling of existing stores.

Real Estate Update

To date, the Company has acquired seventeen store locations in connection with the Big Lots bankruptcy proceedings. Fifteen of these locations were acquired in the third quarter of fiscal 2024 and two of these locations were acquired subsequent to the end of the quarter. These store locations are leased properties with favorable rent and leasing structures, located in good trade areas, and have been serving value-oriented customers for many years. The purchase price for these acquired stores was funded by cash on hand.

In addition, on December 6, 2024, the Company was the winning bidder in a bankruptcy sale process to acquire an additional seven former Big Lots store leases. All seven of these stores are still subject to final bankruptcy court approval and customary closing conditions.

Fiscal 2024 Outlook

Our outlook for the fiscal year ending February 1, 2025 (“fiscal 2024”) reflects a 52 week year versus 53 weeks in fiscal 2023. The Company estimates the following outlook for fiscal 2024. A comparison of new and previous outlook figures is contained in the table below. Changes to the fiscal 2024 net sales and comparable store outlook figures are primarily the result of our third quarter results, as the outlook figures for fourth quarter are largely unchanged.:

	New	Previous
New store openings	50	50
Store closures (1)	3	2
Net sales	$2.270 to $2.280 billion	$2.276 to $2.291 billion
Comparable store sales increase	2.7% to 3.0%	2.7% to 3.2%
Gross margin	40.0%	40.0%
Operating income	$251 to $258 million	$252 to $259 million
Adjusted net income(2)	$199 to $203 million	$199 to $203 million
Adjusted net income per diluted share(2)	$3.22 to $3.30	$3.22 to $3.30
Annual effective tax rate (excludes excess tax benefits related to stock-based compensation)	25.0%	25.0%
Diluted weighted average shares outstanding	62 million	62 million
Capital expenditures	$104 million	$104 million

(1)	Store closures include two planned closures where the Company chose not to renew the leases and one unplanned temporary closure related to Hurricane Helene.
(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss third quarter fiscal 2024 financial results is scheduled for today, December 10, 2024, at 8:30 a.m. Eastern Time. To access the live conference call, please pre-register here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.

A replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®!  We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 557 stores in 31 states and growing! For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2024 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, capital market conditions, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, supply chain challenges, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory, anticipate consumer demand or achieve favorable product margins; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; fluctuations in comparable store sales and results of operations, including on a quarterly basis; factors such as inflation, cost increases and energy prices; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; changes in market levels of wages; risks associated with cybersecurity events and the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop, open, and operate, or the loss of, or disruption or interruption in the operations of, any of our centralized distribution centers; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; outbreak of viruses, global health epidemics, pandemics, or widespread illness; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
ICR
John.Rouleau@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Condensed consolidated statements of income data:
Net sales	$517,428	$480,050	$1,604,621	$1,453,713
Cost of sales	302,969	285,939	961,773	884,347
Gross profit	214,459	194,111	642,848	569,366
Selling, general, and administrative expenses	154,467	141,684	442,559	406,575
Depreciation and amortization expenses	8,296	7,065	24,016	20,203
Pre-opening expenses	7,174	6,293	14,495	12,443
Operating income	44,522	39,069	161,778	130,145
Interest income, net	(4,028)	(3,977)	(12,257)	(10,054)
Income before income taxes	48,550	43,046	174,035	140,199
Income tax expense	12,666	11,243	42,827	35,235
Net income	$35,884	$31,803	$131,208	$104,964
Earnings per common share:
Basic	$0.59	$0.52	$2.14	$1.70
Diluted	$0.58	$0.51	$2.13	$1.69
Weighted average common shares outstanding:
Basic	61,330	61,682	61,341	61,807
Diluted	61,764	62,068	61,742	62,110

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	58.6	59.6	59.9	60.8
Gross profit	41.4	40.4	40.1	39.2
Selling, general, and administrative expenses	29.9	29.5	27.6	28.0
Depreciation and amortization expenses	1.6	1.5	1.5	1.4
Pre-opening expenses	1.4	1.3	0.9	0.9
Operating income	8.6	8.1	10.1	9.0
Interest income, net	(0.8)	(0.8)	(0.8)	(0.7)
Income before income taxes	9.4	9.0	10.8	9.6
Income tax expense	2.4	2.3	2.7	2.4
Net income	6.9%	6.6%	8.2%	7.2%

(1)  Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	November 2,	October 28,
Assets	2024	2023
Current assets:
Cash and cash equivalents	$128,685	$159,555
Short-term investments	175,226	104,477
Inventories	607,331	532,370
Accounts receivable	2,367	1,973
Prepaid expenses and other current assets	10,178	7,184
Total current assets	923,787	805,559
Property and equipment, net	322,214	230,203
Operating lease right-of-use assets	547,284	481,124
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,148	2,065
Total assets	$2,470,842	$2,194,360
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$621	$554
Accounts payable	131,515	105,440
Income taxes payable	-	592
Current portion of operating lease liabilities	93,199	94,899
Accrued expenses and other current liabilities	91,772	87,618
Total current liabilities	317,107	289,103
Revolving credit facility	-	-
Long-term debt	1,003	957
Deferred income taxes	73,073	70,899
Long-term portion of operating lease liabilities	462,687	393,027
Total liabilities	853,870	753,986
Stockholders’ equity:
Common stock	67	67
Additional paid-in capital	719,751	690,842
Retained earnings	1,299,159	1,091,476
Treasury - common stock	(402,005)	(342,011)
Total stockholders’ equity	1,616,972	1,440,374
Total liabilities and stockholders’ equity	$2,470,842	$2,194,360

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Net cash (used in) provided by operating activities	$(4,365)	$1,096	$79,694	$110,861
Net cash used in investing activities	(24,048)	(11,743)	(183,446)	(125,301)
Net cash used in financing activities	(13,502)	(11,214)	(33,825)	(36,601)
Net decrease in cash and cash equivalents	(41,915)	(21,861)	(137,577)	(51,041)
Cash and cash equivalents at beginning of period	170,600	181,416	266,262	210,596
Cash and cash equivalents at end of period	$128,685	$159,555	$128,685	$159,555

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions. Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses, and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations, and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Net income	$35,884	$31,803	$131,208	$104,964
Excess tax benefits related to stock-based compensation(1)	(139)	(189)	(2,028)	(898)
Adjusted net income	$35,745	$31,614	$129,180	$104,066

(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Net income per diluted share	$0.58	$0.51	$2.13	$1.69
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation(1)	-	-	(0.03)	(0.01)

Adjusted net income per diluted share (1)	$0.58	$0.51	$2.09	$1.68

Diluted weighted-average common shares outstanding	61,764	62,068	61,742	62,110

 (1) Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023
Net income	$35,884	$31,803	$131,208	$104,964
Interest income, net	(4,028)	(3,977)	(12,257)	(10,054)
Depreciation and amortization expenses	11,712	9,051	31,536	25,417
Income tax expense	12,666	11,243	42,827	35,235
EBITDA	56,234	48,120	193,314	155,562
Non-cash stock-based compensation expense	3,606	3,004	10,407	9,008
Adjusted EBITDA	$59,840	$51,124	$203,721	$164,570

 Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2,	October 28,	November 2,	October 28,
	2024	2023	2024	2023

Number of stores open at the beginning of period	525	482	512	468
Number of new stores	24	23	37	38
Number of closed stores	(3)	-	(3)	(1)
Number of stores open at end of period	546	505	546	505

Average net sales per store (1)	$965	$970	$3,071	$3,014
Comparable stores sales change	(0.5)%	7.0%	2.8%	6.5%
Comparable store count – end of period	477	445	477	445

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.